DAXINGHUASHANG INVESTMENT GROUP LIMITED

INDEX TO INTERIM FINANCIAL STATEMENTS

TABLE OF CONTENTS

(UNAUDITED)

Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016	2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Six Months Ended June 30, 2017 and 2016	3

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2017 and 2016	4

Notes to the Consolidated Financial Statements	5

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DaXingHuaShang Investment Group Ltd

Consolidated Balance Sheets

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$85,597	$103,954
Accounts receivable	993	-
Due from related parties	43,509	93
Inventory	164,400	147,491
Tax receivable	1,765	-
Total Current Assets	296,264	251,538
Property and equipment, net	17,055	19,810
TOTAL ASSETS	$313,319	$271,348

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$3,993	$1,313
Deferred revenue	85,678	-
Due to related party	167,575	183,397
Total Current Liabilities	257,246	184,710

TOTAL LIABILITIES	257,246	184,710

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock, $0.0004 par value; 250,000,000 shares authorized;
250,000,000 shares issued and outstanding	100,000	100,000
Additional paid-in capital	154,137	154,137
Accumulated deficit	(213,124)	(182,705)
Accumulated other comprehensive income	15,060	15,206
Total stockholders’ equity	56,073	86,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$313,319	$271,348

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue	$7,093	$4,362	$25,335	$12,160
Cost of revenue	4,197	2,537	13,348	7,009
Gross Profit	2,896	1,825	11,987	5,151

Operating Expense
General and administrative	27,236	6,972	42,030	13,716
Total Operating Expenses	27,236	6,972	42,030	13,716

Operating Loss	(24,340)	(5,147)	(30,043)	(8,565)

Loss Before Income Taxes	(24,340)	(5,147)	(30,043)	(8,565)
Provision for income taxes	(376)	-	(376)	-
Net loss	$(24,716)	$(5,147)	$(30,419)	$(8,565)

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	(1)	1,194	(146)	(473)
Total Comprehensive Loss	$(24,717)	$(3,953)	$(30,565)	$(9,038)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	250,000,000	250,000,000	250,000,000	250,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,419)	$(8,565)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,234	3,401
Changes in operating assets and liabilities:
Inventory	(12,832)	7,010
Tax receivable	(1,741)	1,944
Accounts payable and accrued liabilities	2,609	-
Unearned revenue	84,516	-
Net cash provided by operating activities	45,367	3,790

CASH FLOWS FROM INVESTING ACTIVITIES
Loans to related party	(43,279)	(72,885)
Net cash used in investing activities	(43,279)	(72,885)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from a shareholder	5,977	68,878
Repayment of loans from related parties	(26,367)	-
Net cash provided by (used in) financing activities	(20,390)	68,878

Effects on changes in foreign exchange rate	(55)	(101)

Net decrease in cash and cash equivalents	(18,357)	(318)
Cash and cash equivalents - beginning of period	103,954	4,541
Cash and cash equivalents - end of period	$85,597	$4,223

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Notes to the Consolidated Financial Statements

June 30, 2017

(Unaudited)

(The English names of all of the companies in the People’s Republic of China and natural persons in this report are not their official English names but are stated here for identification purpose only.)

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

DaXingHuaShang Investment Group Ltd (the “Company” or “DIGL”) was incorporated in the Republic of Seychelles on July 4, 2016.

The share capital of the company is $100,000 divided into 250,000,000 ordinary shares of $0.0004 par value each. There are three shareholders of DIGL, they are Yumin Lin, Gaosheng Group Co., Ltd. and China Kaipeng Group Co., Ltd.

On November 11, 2016, Mr. Yumin Lin, the sole shareholder of DaXingHuaShang Investment (Hong Kong) Limited (“DIL”), transferred 100% of the outstanding shares of DIL to DIGL. The share transfer has been accounted for as a common control transaction. Other than its 100% ownership of DIL, DIGL has no significant assets and no other business operations.

DIL was incorporated in Hong Kong on June 22, 2016 as an investment holding company with limited liability. DIL was controlled by DIGL and had no significant assets or business operations.

Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (“Qianhai DaXing”) was incorporated in the PRC as a wholly foreign-owned enterprise with limited liability on December 31, 2016. Qianhai DaXing was wholly owned by DIL. Qianhai DaXing was incorporated to control the shareholders’ voting interests in Dongguan City France Vin Tout Ltd. (“FVI”) and is the primary beneficiary of FVI.

FVI was held by Mr Yumin Lin and Junyu Lin (Son of Yumin Lin’s brother). On November 20, 2016, Qianhai DaXing and FVI entered into the agreement to transfer all shares of FVI to Qianhai DaXing at the price of RMB1 (US$0.15). From then, Qianhai DaXing wholly owned FVI. FVI’s business become the main business of these companies.

We are engaged in wholesale and retail sales of a wide variety of wine products in China. We have wholly-owned retail stores and provide licenses to approved retailers for clients and potential clients who are interested in purchasing, participating and developing French red wine.

Details of the group structure of the Company are set out as follows:

DaXingHuaShang Investment Group Limited (Republic of Seychelles)

(100% shareholding)

DaXingHuaShang Investment (Hong Kong) Limited (Hong Kong)

(100% shareholding)

Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (PRC)

(100% shareholding)

Dongguan City France Vin Tout Ltd. ( PRC)

Recent Developments

The subsidiaries were controlled by the same owners immediately prior to their acquisition by DIGL. As a result of the acquisition of the subsidiaries by DIGL, they became 100% owned subsidiaries of DIGL. As these transactions are between entities under common control, the Company has reported the results of operations for the period in a manner similar to a pooling of interests and has consolidated financial results since the initial date in which the above companies were under common control. Assets and liabilities were combined on their carrying values and no recognition of goodwill was made. The Company has presented earnings per share based on the new parent company shares issued to the former shareholders of the Company.

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NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Regulation S-X. These interim unaudited financial statements do not include all of the information required for full annual financial statements and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2016, thereto contained herein.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The acquisition of all of the issued and outstanding stock of its subsidiaries was accounted for as a common control business combination under ASC 805-50. All intercompany accounts and transactions have been eliminated. We currently have no investments accounted for using the equity or cost methods of accounting.

Entity Name	Incorporation date	Entity Owned By	Nature of Operation	Country of Incorporation
DaXingHuaShang Investment (Hong Kong) Ltd (“DIL”)	June 22, 2016	DIGL	Investment holding	Hong Kong, China
Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (“Qianhai DaXing”)	November 3, 2016	DIL	Investment holding	China
Dongguan City France Vin Tout Ltd., (“FVI”)	May 31, 2011	Qianhai DaXing	Trading of wine	China

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to the U.S. dollar in accordance with ASC 830, “Foreign Currency Matters”.

The Company’s functional currency and reporting currency is the U.S. dollar, subsidiaries’ functional currency is the Chinese Renminbi (“RMB”).

The Company’s subsidiaries, whose records are not maintained in that company’s functional currency, re-measure their records into their functional currency as follows:

●	Monetary assets and liabilities at exchange rates in effect at the end of each period
●	Nonmonetary assets and liabilities at historical rates
●	Revenue and expense items at the average rate of exchange prevailing during the period

Gains and losses from these re-measurements were not significant and have been included in the Company’s results of operations.

The Company’s subsidiaries, whose functional currency is not the U.S. dollar, translate their records into the U.S. dollar as follows:

●	Assets and liabilities at the rate of exchange in effect at the balance sheet date
●	Equities at the historical rate
●	Revenue and expense items at the average rate of exchange prevailing during the period

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Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	June 30, 2017	December 31, 2016	June 30, 2016

Spot RMB: USD exchange rate	$0.1475	$0.1437	$0.1504
Average RMB: USD exchange rate	$0.1452 - 0.1458	$0.1505	$0.1529 - 0.1531
Spot HKD: USD exchange rate	$0.1289	$0.1289	$0.1289
Average HKD: USD exchange rate	$0.1289	$0.1289	$0.1289

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had $85,597 and $103,954 in cash and cash equivalents as at June 30, 2017 and December 31, 2016, respectively.

Inventory

Inventories comprise of purchased goods. Purchased goods, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at June 30, 2017 and December 31, 2016, the Company had inventory of $164,400 and $147,491, respectively, and determined that no reserve was required.

Revenue Recognition

It is the Company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities are recognized when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Recent Accounting Pronouncements

The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying unaudited interim financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $213,124 as of June 30, 2017. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended December 31, 2017.

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2017 and December 31, 2016 consist of the following:

	June 30, 2017	December 31, 2016
Cost:
Electronic and other equipment	$63,293	$61,663
Less: accumulated depreciation	(46,238)	(41,853)
Property and Equipment, net	$17,055	$19,810

Depreciation expense for the six months ended June 30, 2017 and 2016 amounted to $3,234 and $3,401, respectively.

NOTE 5 - RELATED PARTY TRANSACTION

Due from related parties

Due from related parties at June 30, 2017 and December 31, 2016 consist of as follows:

	June 30, 2017	December 31, 2016
A relative of the director	$10,023	$93
A shareholder	33,486	-
	$43,509	$93

The amounts were non-interest bearing, unsecured and had no fixed terms of repayment.

Due to related parties

As of June 30, 2017, and December 31, 2016, loans from a shareholder were $167,575 and $183,397, respectively.

The amounts were non-interest bearing, unsecured and had no fixed terms of repayment.

NOTE 6 - EQUITY

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock at a par value of $0.0004. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

During the six months ended June 30, 2017, there were no issuance of common stock.

As of June 30, 2017, and December 31, 2016, the Company had 250,000,000 shares of common stock issued and outstanding, respectively.

The Company has no stock option plan, warrants or other dilutive securities.

NOTE 7 - SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to June 30 ,2017, through the date these financials were approved to be issued, and has determined that it does not have any material events.

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